Exhibit 3.1


                       CERTIFICATE OF THE POWERS, DESIGNATIONS,
                       PREFERENCES AND RELATIVE, PARTICIPATING,
                         OPTIONAL, AND OTHER RIGHTS AND THE
                     QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                                        OF THE
                        CLASS C 7% CONVERTIBLE PREFERRED STOCK

                                          OF

                                    COMPUMED, INC.

                                         ___

                           (Pursuant to Section 151(g) of
                        the Delaware General Corporation Law)
                                         ___

               1. The name of the corporation is CompuMed, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware.

               2. The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of One Million (1,000,000) shares of Preferred Stock, $.10 par value per share, and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares in one or more series and by resolution or resolutions to establish such voting powers, full or limited, or no voting powers and such designations, preferences, and relative, participating, optional or other special rights and qualifications, or restrictions hereof, as shall be stated and expressed in such resolution or resolutions.

               3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, pursuant to a Unanimous Written Consent, dated as of October 14, 1997, has adopted the following resolutions creating a Series C issue of Preferred Stock:

                    "RESOLVED, that Thirty Five Thousand (35,000) of the
               One Million (1,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Class C 7% Convertible Preferred Stock (the "Class C Preferred Stock") which class shall consist of two series of 17,500 shares each, the Series 1 Class C Preferred Stock ("Series 1 Stock") and Series 2 Class C Preferred Stock ("Series 2 Stock") and shall possess the rights and privileges set forth below:

                    A.   General.  All shares of Class C Preferred
                         -------
               Stock shall be identical with each other in all respects except for the Conversion Price and the forced conversion for the Series 1 Stock and Series 2 Stock as described in Part D below. All of the shares of Class C Preferred Stock shall be of such rank as to any other outstanding series of Preferred Stock, if any, of the Corporation as to dividends and as to distributions upon liquidation, dissolution or winding up, as shall be provided in the resolutions of the Board of Directors of the Corporation creating such other series, subject in each case to the conditions contained herein, provided, however, that while any shares of Class C Preferred Stock are outstanding the Corporation shall not create any other series of Preferred Stock with a liquidation preference senior to the liquidation preference on the Class C Preferred Stock.

                    B.   Dividends. (i) The holder of each issued and
                         ---------
               outstanding share of Class C Preferred Stock shall be entitled to receive dividends at a rate of $7.00 per share per annum, when and as declared by the Board of Directors of the Corporation. No dividends shall be declared or paid with respect to the Corporation's Common Stock (other than a dividend payable solely in Common Stock of the Corporation), or upon any other class of Preferred Stock of the Corporation which may then be outstanding with a dividend preference subordinate to the dividend preference of the Class C Preferred Stock, unless a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis in accordance with Part D below) is first declared and paid with respect to the Class C Preferred Stock and also any outstanding shares of Class A $3.50 Cumulative Convertible Preferred Stock (the "Class A Preferred Stock") and outstanding shares of Class B $3.50 Convertible Voting Preferred Stock (the "Class B Preferred Stock"). At the sole option of the Corporation, dividends on each share of Class C Preferred Stock shall be paid in either (a) cash, out of the assets at the time legally available for such purpose, or (b) shares of Common Stock in an amount determined by dividing (x) the amount of the dividend payable thereon by (y) the Conversion Price of the Series 1 Stock (as such term is defined in Part D hereof) in effect on the dividend declaration date.

                    (ii) No dividends shall be paid on the Class C
               Preferred Stock at such time as such payment would violate the laws of the State of Delaware.

                    C.   Liquidation Preference.  (i) In the event of
                         ----------------------
               any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Class C Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of Class C Preferred Stock, an amount per share equal to one hundred dollars ($100) plus any declared, unpaid and accrued dividends. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Class C Preferred Stock and the holders of the Class A Preferred Stock, the Class B Preferred Stock, and any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Class C Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Class C Preferred Stock and the holders of the Class A Preferred Stock, the Class B Preferred Stock, and any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Class C Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Class C Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Class C Preferred Stock shall share ratably in any distribution in accordance with the amounts due such stockholders. After payment shall have been made to the holders of shares of Class C Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Class C Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

                    (ii) A merger or consolidation of the Corporation
               with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its stockholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation within the meaning of this Part C.

                    D.   Conversion of Class C Preferred Stock.  The
                         -------------------------------------
               holders of Class C Preferred Stock shall have the following conversion rights:

                    (i)  Right to Convert.  Each share of Class C
                         ----------------
               Preferred Stock shall be convertible, on and after the Conversion Date and at the Conversion Ratio set forth below, into fully paid and nonassessable shares of Common Stock.

                    (ii)  Mechanics of Conversion.  Subject to paragraphs
                          -----------------------
               (iii) and (x) below, each holder of Class C Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice to the Corporation by the execution and delivery to it of a notice of conversion (the "Conversion Notice") for not less than $50,000 aggregate liquidation preference of Preferred Stock, or the balance of the holder's certificates for Class C Preferred Stock if less than $50,000 aggregate liquidation preference. The date on which a Conversion Notice for the shares of Class C Preferred Stock to be converted is duly received by the Corporation by mail at its then principal executive offices or by facsimile to (310) 643-2363 (or such other facsimile number as the Corporation shall designate in writing to each record holder) shall be a "Notice Date". The Corporation shall use its reasonable best efforts to issue and deliver, within three (3) business days after it receives the certificate or certificates for the shares of Class C Preferred Stock to be converted, with proper endorsement if necessary, from the holder electing conversion, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled upon the conversion.

                    (iii)  Conversion Date.  Shares of the Class C
                           ---------------
               Preferred Stock shall become convertible into shares of Common Stock commencing immediately after issuance (the "Conversion Date").

                    (iv)  Conversion Ratio.  In addition to such
                          ----------------
               shares of Common Stock as may be issued upon the election of the Corporation pursuant to Part B hereinabove (dividends), each share of Class C Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:

                                      N  x  100
                                      ---------
                                   CONVERSION PRICE

               where:

                    N =       the number of shares of either the
                              Series 1 Stock or the Series 2
                              Stock (with separate formulas used
                              for each Series) for which
                              conversion is being elected.

                    Conversion
                    Price =   Series 1 Stock: The Conversion
                              --------------
                              Price for the Series 1 Stock shall
                              be the lesser of: (a) the product
                                     ------
                              of (i) the average closing bid
                              price, as reported on the Nasdaq
                              SmallCap Market (or on such
                              national securities exchange or
                              automated trading system on which
                              the Common Stock is then primarily
                              traded), of the Corporation's
                              Common Stock for the ten (10)
                              consecutive trading days
                              immediately preceding the Notice
                              Date and (ii) .75 or (b) the
                                                --
                              average closing bid price, as
                              reported on the Nasdaq SmallCap
                              Market (or on such national
                              securities exchange or automated
                              trading system on which the Common
                              Stock is then primarily traded), of
                              the Corporation's Common Stock for
                              the ten (10) consecutive trading
                              days immediately preceding the
                              closing day for the initial
                              issuance of the Series 1 Stock.

                              Series 2 Stock: The Conversion
                              --------------
                              Price for the Series 2 Stock shall
                              be the lesser of: (a) the product
                                     ------
                              of (i) the average closing bid
                              price, as reported on the Nasdaq
                              SmallCap Market (or on such
                              national securities exchange or
                              automated trading system on which
                              the Common Stock is then primarily
                              traded), of the Corporation's
                              Common Stock for the ten (10)
                              consecutive trading days
                              immediately preceding the Notice
                              Date and (ii) .775 or (b) the
                                                 --
                              average closing bid price, as
                              reported on the Nasdaq SmallCap
                              Market (or on such national
                              securities exchange or automated
                              trading system on which the Common
                              Stock is then primarily traded), of
                              the Corporation's Common Stock for
                              the ten (10) consecutive trading
                              days immediately preceding the
                              closing day for the initial
                              issuance of the Series 2 Stock.

                     (v)  Forced Conversion.  The Corporation, at its
                          -----------------
               sole discretion, may convert any or all shares of the Series I Stock outstanding on November 30, 1999 and the Series 2 Stock outstanding on December 31, 1999 into Common Stock on such respective dates at the Conversion Ratio then in effect. Each of November 30, 1999 and December 31, 1999, as applicable, shall be deemed to be the Notice Date with respect to such conversion; provided, however, that if either such date is not a day on which the Nasdaq SmallCap Market (or such national securities exchange or automated trading system on the Common Stock is then primarily traded) is open for trading, the deemed Notice Date shall be the next succeeding day on which the Nasdaq SmallCap Market (or such national securities system or automated trading system) is open for trading. If the conversion pursuant to this paragraph is for less than all Series 1 Stock or Series 2 Stock then outstanding, the Corporation may choose the shares to be converted either by lot or pro rata.

                    (vi)  Fractional Shares.  No fractional share
                          -----------------
               shall be issued upon the conversion of any shares of Class C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Class C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, round up or down any fractional share to the nearest whole share of Common Stock.

                    (vii)  Adjustment to Conversion Ratio.
                           ------------------------------

                         (a) If, prior to the conversion of all shares of Class C Preferred Stock, the number of outstanding shares of Common Stock or the Class C Preferred Stock is increased by a stock split, stock dividend or other similar event, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Board of Directors of the Corporation shall make an equitable adjustment in the Conversion Ratio, if necessary, to reflect such event in order to preserve substantially the initial Conversion Ratio. The Corporation shall send to each holder of Class C Preferred Stock written notice of each change in the Conversion Ratio.

                         (b) If, prior to the conversion of all shares of Class C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Class C Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Class C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Class C Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place. In any case subject to this subsection (b) appropriate provisions shall be made with respect to the rights and interests of the holders of the Class C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number or type of shares issuable upon conversion of the Class C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection (b) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Class C Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Class C Preferred Stock may be entitled to purchase upon conversion.

                    (viii)  Reservation of Stock Issuable Upon
                            ----------------------------------
               Conversion.  The Corporation shall at all times reserve
               ----------
               and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Class C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class C Preferred Stock, the Corporation shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    (ix)  Status of Converted Stock.  Upon the
                          -------------------------
               Corporation receiving a notice of conversion for any shares of Class C Preferred Stock pursuant to this Part D, the shares covered by such notice of conversion shall no longer be deemed outstanding and all rights with respect to such shares shall cease and be canceled and such shares shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Class C Preferred Stock.

                    (x) Limitation on Conversion.  If the closing bid
                        ------------------------
               price of the Common Stock on the last trading day immediately preceding a Notice Date is less than $1.00 per share (or as adjusted pursuant to paragraph (vii) of this Part D), as reported on the Nasdaq SmallCap Market (or on such national securities exchange or automated trading system on which the Common Stock is then primarily traded) (such Notice Date being the "Limitation Notice Date"), then the number of shares of Series 1 Stock or Series 2 Stock which may be converted by the Holder requesting conversion (the "Reguesting Holder") shall be limited to an amount which does not exceed an aggregate of five (5%) percent of the amount of shares of Series 1 Stock or Series 2 Stock, as applicable, initially purchased by the Requesting Holder (such limitation being the "Conversion Limitation"). The Conversion Limitation shall be for a period of thirty (30) calendar days commencing on the Limitation Notice Date (the "Limitation Period"). The Conversion Limitation shall be measured as of each Notice Date. If a Requesting Holder gives a Conversion Notice during a Limitation Period to which such Requesting Holder (or any assignor or transferor of the Requesting Holder) is then subject, the foregoing calculation in the first sentence of this paragraph shall govern the number of shares of Series 1 Stock or Series 2 Stock convertible by such Requesting Holder (and any assignor or transferor of the Requesting Holder) even though the closing bid price may be greater than $1.00 per share (or as adjusted) at the Notice Date for the subsequent Conversion Notice.

                    E.  Voting.  The holders of the Class C Preferred
                        ------
               Stock shall have no voting power whatsoever, and no holder of Class C Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the stockholders thereof or be entitled to notification as to any meeting of the Board of Directors or the stockholders, except (I) as otherwise required by the General Corporation Law of the State of Delaware, or
               (II) as to any repeal, amendment or modification to this Certificate of Designation, which repeal, amendment or modification shall require the affirmative vote of the holders of a majority of the then outstanding shares of Class C Preferred Stock.

                    F.  Redemption.  Neither the Corporation nor the
                        ----------
               holders of Class C Preferred Stock shall have any right to permit or compel, as the case may be, the redemption by the Corporation of the outstanding shares of Class C Preferred Stock.

                    G.  Preemptive Rights.  The holders of the Class C
                        -----------------
               Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                    FURTHER RESOLVED, that the statements contained in
               the foregoing resolutions creating and designating the Class C Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware."


               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer on the 10 day of December, 1997.
                        ----

                                   COMPUMED, INC.



                                   By: /s/ James Liniesch
                                      ------------------------------
                                       James Linesch, President